Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-136586 and 333-140413) of API Nanotronics Corp., of our report dated July 24, 2006, relating to the consolidated financial statements of API Electronics Group Corp., which appears in this Annual Report on Form 10-KSB of API Nanotronics Corp.

/s/ BDO DUNWOODY LLP

Toronto, Ontario

August 20, 2007